Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Dravica Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	457(a)	4,000,000	$0.03	$120,000.00	0.0001381	$16.57

Total Offering Amounts:							$120,000.00		16.57
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$16.57

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Offering Note(s)

(1)	Amount to be Registered: In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.
Offering Price Per Share: Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.
Amount of Registration Fee: Previously paid.